EX-3.1
CERTIFICATE OF INCORPORATION
OF
BANCORP OF NEW JERSEY, INC.
     This is to certify that there is hereby organized a corporation under and by virtue of the New Jersey Business Corporation Act (N.J.S.A. 14A:1-1 et seq.).
ARTICLE 1
     The name of the Corporation is “Bancorp of New Jersey, Inc.”
ARTICLE 2
     The address of this Corporation’s registered office is 204 Main Street, Fort Lee, New Jersey 07024, and the name of the Corporation’s registered agent at such address is Albert F. Buzzetti.
ARTICLE 3
     The purpose for which this corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.
ARTICLE 4
     The aggregate number of shares of stock that the Corporation shall have authority to issue is twenty million (20,000,000) shares of common stock, no par value per share.
ARTICLE 5
     The first board of directors of the Corporation shall consist of eighteen (18) directors whose names are:

Jack Alter	John K. Daily	Josephine Mauro
Michael Bello	Armand Leone	Joel Paritz
Jay William Blau	Anthony LoConte	Christopher Shaari
Albert F. Buzzetti	Carmelo Luppino	Anthony Siniscalchi
Albert L. Buzzetti	Rosario Luppino	Mark J. Sokolich
Stephen Crevani, Sr.	Howard Mann	Diane Spinner
Each member of the first board of directors has a business address at 204 Main Street, Fort Lee, New Jersey 07024.
     Effective as of the first annual meeting of the shareholders of the Corporation, the directors of the Corporation shall be classified in respect to the time for which they shall severally hold office into three classes, each class consisting of such number of directors as nearly equal one-third (1/3) of the number of directors constituting the entire board of directors as possible.
     At the first annual meeting of the shareholders, one class of directors will be elected for an initial term to expire at the second annual meeting of shareholders, one class of directors will be elected for an initial term to expire at the third annual meeting of shareholders, and one class of directors will be elected for an initial term to expire at the fourth annual meeting of shareholders. Each director so elected will hold office until his or her successor is elected and qualified.

     At the second annual meeting of shareholders and at each annual meeting of shareholders thereafter, such number of directors as shall then constitute the class shall be elected to hold office for a term to expire at the third annul meeting of shareholders after their election and thereafter until their successors are elected and qualified, so that a number of directors as nearly equal one-third (1/3) of the number of directors constituting the entire board as possible shall be elected annually.
     In the event of an increase in the number of directors constituting the entire board, new directors shall be classified to maintain the number of directors in each class as nearly equal one-third (1/3) of the number of directors constituting the entire board as possible. In the event of a decrease in the number of directors constituting the entire board, no term of any incumbent director may be shortened; however, at the next succeeding annual meeting of shareholders following such decrease in the number of directors, any incumbent director or director nominee may be elected for a term to expire at the first or second annul meeting of shareholders after their election, to the extent necessary to maintain the number of directors in each class as nearly equal one-third (1/3) of the number of directors constituting the entire board as possible.
ARTICLE 6
     The name of the incorporator is Dennis R. Casale and the address of the incorporator is c/o Pepper Hamilton LLP, 300 Alexander Park, Princeton, New Jersey 08543.
ARTICLE 7
     Subject to the following, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. Any amendment to this Certificate of Incorporation, or change in law which authorizes this Article shall not adversely affect any then existing right or protection of a director or officer of the Corporation.
ARTICLE 8
     The Corporation shall indemnify its officers, directors, employees, and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article. When a board of directors does not consist of a majority of disinterested directors, the board may nevertheless advance expenses to one or more directors or all of them provided each executes the undertaking to repay required by law.
ARTICLE 9
     The effective date of this Certificate of Incorporation shall be the date filed with the State Treasurer of the State of New Jersey.
     IN WITNESS WHEREOF, the incorporator, being at least 18 years of age, has signed this Certificate this 15th day of November, 2006.

Dennis R. Casale

Dennis R. Casale, Incorporator

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